ARTICLES OF AMENDMENT (ELEVENTH)
TO
ARTICLES OF INCORPORATION
OF
ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

Advanced Communications Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows:

FIRST: The name of the Corporation is Advanced Communications Technologies, Inc. and the original Articles of Incorporation of the Corporation were filed with the Florida Department of State on March 6, 1997 and assigned document number P97000020967.

SECOND: That the Board of Directors of the Corporation, by unanimous written consent on March 18, 2008, duly adopted a resolution setting forth a proposed amendment to the Articles of Incorporation of the Corporation, declaring said amendment to be advisable and soliciting the written consent of the stockholders of the Corporation for approval thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Articles of Incorporation of the Corporation be  amended and restated in its entirety as follows:

“ARTICLE I: NAME

The name of the Corporation shall be:

ENCOMPASS GROUP AFFILIATES, INC.

The address of the principal office of the Corporation shall be 420 Lexington Avenue, New York, New York 10170 and the mailing address shall be the same as the principal office.”

THIRD: That at a meeting of the Board of Directors of the Corporation on September 20, 2007, a resolution was duly adopted setting forth a proposed amendment to the Articles of Incorporation of the Corporation, declaring said amendment to be advisable and soliciting the written consent of the stockholders of the Corporation for approval thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article III of the Articles of Incorporation of the Corporation  be amended and restated in its entirety as follows:

“ARTICLE III: CAPITAL STOCK

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is 230,000,025,000. Of such shares, 230,000,000,000 shall be common stock having no par value per share. The remaining shares shall be shares of preferred stock, par value $0.01 per share. The preferred stock may be issued from time to time by authorization of the Board of Directors of this Corporation with such rights, designations and preferences and other terms as the Board of Directors shall determine from time to time.”

FOURTH: This Articles of Amendment to Articles of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 607.0704 and 607.1003 of the FBCA.

IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of the Corporation, for the purpose of amending the Articles of Incorporation of the Corporation pursuant to Section 607.1003 of the FBCA, does make and file this Articles of Amendment this 6th day of May, 2008.

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

By:
John E. Donahue, Secretary